Exhibit 99

October 7, 2011

Dear Shareholder:

In light of an improvement in our earnings and a positive trend in loan loss provisions, the board of First Citizens Banc Corp. has authorized the payment of a dividend of $.03 per share on November 1, 2011, to shareholders of record on October 18, 2011.

Our preliminary estimate of our earnings for the third quarter 2011 is $1,193,000 or $.15 per share. This compares to a loss of ($1,393,000) or ($.18) per share for the third quarter of 2010. Our earnings of $2,469,000 for the year-to-date 2011 compare to a loss of ($1,616,000) for the same period last year.

The improvement in net income is largely the result of a decrease in the need for loan loss provisions. During the year-to-date 2011, we have placed $7,700,000 from earnings into the reserve. For the same time period last year, we placed $14,400,000 into the reserve.

As we evaluate our loan portfolio today, we are not seeing same level of the significant deterioration in our customer’s circumstances that we have seen in the recent past. However, it will be a long road to recovery for the customers who have had problems, have survived, and are working to rebuild. A significant portion of our reserves are allocated to loans of customers who are trying to work through their problems but have seen serious deterioration in the value of their collateral – which requires a reserve. Our philosophy is still to work with our customers who are willing to work with us. It may be a longer path, but we believe it will lead to less long-term loss for both the customer and the bank.

We remain pleased with the core earnings of the bank. Our interest margin at the bank through June, as reported in the Federal Reserve’s Uniform Bank Performance Reporting, was 4.14% compared to the margin of 3.79% for banks our size throughout the country. Our margin is slightly less than 2010 year-to-date June margin of 4.23%. A reason for the decrease is that our customers continue to save money and reduce their debt, so it is a challenge for us to put our cash to work. This is a challenge for the entire banking industry.

Our lenders and business development staff have done a nice job in attracting new opportunities to put this cash to work. You may recall comments from our July letter that total loans at the end of June were less than the year-end 2010 balances of $767,323,000. At the end of September, loans totaled $778,251,000. We are pleased with this increase considering the fact that we receive, each month, approximately $14,000,000 in payments which reduces total loans.

I am sure you have seen the recent stories about the big banks and their plans for service charges. This is a reaction to new regulations that limit service charges and fees. At Citizens, we have seen a slight decrease in year-to-date service charge income from $935,000 in 2010 to $911,000 in 2011. We have also experienced a slight decrease in year-to-date overdraft income from $2,475,000 in 2010 to $2,440,000 in 2011. We believe we should be compensated for the value of the products we provide our customers, and we look for ways to enhance our revenue. But we also maintain a long term perspective considering the value of our relationships with our customers. Many of our customers have multi-generation relationships with us. We have maintained this by providing good service at a fair price. It is not our style to overreact to market changes and implement excessive fees that will alienate our customer base and destroy valuable long term relationships. Short sighted reactions today will impact long term deposit, loan, and trust opportunities later. We are working to take advantage of the actions of the big banks.

You see and read many of the same news and economic reports we do. It is certainly a roller coaster of information. One day is up and the next is down with the occasional crises thrown in. However, we believe that it is time to provide a dividend to our shareholders after quite a period of economic challenges. We are cautiously hopeful that the trend in reserve needs will continue and cautiously optimistic that our communities are economically stable. Let’s hope that everyone working together can find positive solutions to help improve the economy and that the European issues, so much in the news today, don’t create additional problems for our economy.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.